Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY ANNOUNCES THIRD QUARTER FISCAL 2010 RESULTS

Salt Lake City, Utah – July 1, 2010 – Franklin Covey Co. (NYSE: FC), a global provider of training and consulting services, today announced financial results for its fiscal third quarter ended May 29, 2010.  Reported net sales totaled $30.5 million, an increase of 3.4% compared to $29.5 million in the third quarter of fiscal 2009.  Adjusted EBITDA for the quarter was $1.7 million, a $0.7 million improvement compared to Adjusted EBITDA of $1.0 million in the third quarter of fiscal 2009.  The loss before income taxes improved $1.0 million to $0.9 million in the third quarter of fiscal 2010 from $1.9 million in the third quarter of fiscal 2009.  Including the impact of income taxes, the Company reported net income from continuing operations of $0.3 million, or $0.02 per diluted share for the third quarter of fiscal 2010 compared to a net loss from continuing operations of $5.5 million, or ($0.41) per diluted share, in the third quarter of fiscal 2009.

During the quarter ended May 29, 2010 the Company signed an agreement to sell the products sales component of its wholly owned subsidiary in Japan, which sale was completed on June 1, 2010.  As a result of this agreement, the operating results of the Japan products sales component were reclassified and reported as discontinued operations for the quarter ended May 29, 2010 and for other periods reported.  The Company expects to report a gain of approximately $1.0 million, after deducting customary costs necessary to complete the transaction, during the fourth quarter of fiscal 2010.

Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey commented, “During the third quarter, we experienced solid high-single or double-digit revenue growth in nearly all of our major channels, including our domestic direct offices (up 8%), international licensees (up 16%), and national account practices (up 14%).  Our international direct office sales declined, due to declines in our Japanese operations resulting from the impact of an intellectual property sale in fiscal 2009 that did not repeat in fiscal 2010 and continued weak economic conditions; however, we also completed the sale of our Japanese consumer products business on June 1, 2010, marking the last stage of exiting this non-core, lower-margin business.”

Mr. Whitman continued, “Most encouragingly, our booking momentum during the third quarter and early in our fourth quarter has been very robust, which we expect to lead to strong revenue growth in our fourth and first quarters.  During the third quarter, we booked nearly 1,700 days of on-site training for future delivery, up considerably from the slightly over 1,000 days booked during the third quarter of fiscal 2009.  These strong on-site booking trends have continued, with more than 900 days booked in June compared to approximately 550 days in June of fiscal 2009 (an increase of 65%).   We were also recently awarded several significant training contracts, for which we have already begun scheduling and delivering training and training materials.  These contracts are primarily in our Government Services group and in our Execution Practice, and involve our execution offering, and our core leadership and individual effectiveness offerings.  These strong bookings and awarded contracts during  the third quarter resulted in an approximately $15 million increase in our pipeline of booked days and awarded revenue expected to be delivered in future periods, compared to that in place at this time last year.  Given the significant momentum evident in these trends, we are optimistic about the growth trajectory for our business in the fourth quarter and beyond.”

Fiscal Third Quarter 2010 Results
Sales from the Company’s direct offices that serve clients in the U.S. and Canada and its Government Services group for the third quarter were $15.4 million, an 8% increase over the $14.3 million reported in the third quarter of fiscal 2009.  Three of the Company’s four regional sales offices and the Government Services group contributed to sales growth in the third quarter.

Sales from the Company’s international direct offices were $5.2 million, a decline of 12% compared to $5.9 million in the third quarter of fiscal 2009.  Growth from the Company’s U.K. and Australia direct offices was offset by continued weakness in sales from continuing operations at the Company’s direct office in Japan.  However, excluding the impact of the non-repeating $0.8 million intellectual property sale in Japan during fiscal 2009, sales from the Company’s international direct offices increased slightly over the prior year.

Licensee royalty revenues were $2.5 million, an increase of 16% compared to $2.1 million in the third quarter of fiscal 2009.  Sales improved for nearly all of the Company’s largest international licensee partners compared to the prior year.

The Company’s sales from its national account practices totaled $4.2 million, which represents a 14% increase compared to $3.7 million in the third quarter of 2009.   The improvement in practice sales was primarily driven by increases in the Company’s Sales Performance, Education, (which includes The Leader In Me curriculum designed for students K-12), and Customer Loyalty practices.

Self-funded marketing sales, which have declined in previous periods, increased 2% compared to the third quarter of fiscal 2009.

Other sales, which consist primarily of leasing and shipping revenues were $1.1 million, a decrease of 20% compared to $1.4 million in the third quarter of 2009.  This decrease was primarily due to the expiration of certain lease contracts at the Company’s corporate campus.

Gross margin for the quarter remained relatively consistent at 63.0% of sales, compared to 63.3% of sales in the third quarter of fiscal 2009.

Even with increased sales and related higher commissions as well as growth investments, the Company’s operating expenses decreased by $0.3 million compared to the third quarter of fiscal 2009, which was primarily due to a $0.1 million decrease in selling, general, and administrative expenses (including the impact of a $0.8 million restructuring charge in fiscal 2009), a $0.1 million decrease in depreciation expense, and a $0.1 million decrease in amortization expense.  Selling, general, and administrative expenses were impacted by a $0.6 million unfavorable variance in foreign currency transaction expenses and the costs of hiring additional sales personnel that are expected to increase sales in future periods.

As of May 29, 2010, the Company had $2.2 million in cash and cash equivalents compared to $3.2 million at February 27, 2010.  The Company had $9.3 million outstanding on its line of credit as of May 29, 2010, down from $10.5 million as of February 27, 2010.

Year-to-Date Fiscal 2010 Results
Reported net sales for the three quarters ending May 29, 2010 were $92.2 million, a 2.7% increase compared to $89.7 million for the comparable period in the prior year.  Adjusted EBITDA totaled $6.8 million, a $7.4 million improvement compared to an Adjusted EBITDA loss of $0.6 million in fiscal 2009.  Loss from continuing operations before income taxes was $2.1 million, a $6.4 million improvement compared to the $8.5 million loss for the three quarters ending May 30, 2009.  The Company reported net income for the three quarters ending May 29, 2010 of $2,000, or $0.00 per diluted share, compared to a loss of $6.3 million, or $(0.47) per diluted share in fiscal 2009.  The improvements in the Company’s sales performance were generally consistent with the improvements noted for the quarter ended May 29, 2010.  Operating results for the three quarters ended May 29, 2010 also included improved gross margins and a $4.1 million reduction in SG&A expenses (including the impact of $0.8 million of restructuring costs).

Earnings Conference Call
On Thursday, July 1, 2010, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the third quarter ended May 29, 2010.  Interested persons may participate by dialing 1-866-383-8008 (International participants may dial 1-617-597-5341), access code: 58073675.  Alternatively, a webcast will be accessible at the following Web site:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=3163331.  Due to the length of this address this URL may need to be copied/pasted into your Internet browser’s address field.  Remove the extra space if one exists.  A replay will be available through 11:59 p.m. Eastern time on July 8, 2010 by dialing 1-888-286-8010 (International participants may dial 1-617-801-6888), access code: 67623410.  The webcast will remain accessible through July 8, 2010 on the Investor Relations area of the Company’s web site at: http://phx.corporate-ir.net/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability.  Forward-looking statements are based upon management's current expectations and are subject to various risks and uncertainties including, but not limited to: expected sales; reductions in capital requirements and cost structure; expected levels of profitability; general economic conditions; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; the expected impact of the Company’s restructuring activities; and other factors identified and discussed in the Company's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net loss, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net loss from operations excluding the impact of interest expense, income tax benefit, equity from the earnings of an equity method investee, amortization, depreciation, and other non-recurring items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

About Franklin Covey Co.
Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over  its history, FranklinCovey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small- and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey Co. has 40 direct and licensee offices providing professional services in 147 countries.

Investor Contact:			Media Contact:
FranklinCovey Steve Young 801-817-1776 investor.relations@franklincovey.com	or	ICR, Inc. Kate Messmer 203-682-8338 kate.messmer@icrinc.com	FranklinCovey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
( in thousands, except per share amounts )

	Quarter Ended		Three Quarters Ended
	May 29,	May 30,	May 29,	May 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net sales	$30,496	$29,492	$92,173	$89,720

Cost of sales	11,292	10,827	33,051	32,957
Gross profit	19,204	18,665	59,122	56,763

Selling, general, and administrative	17,530	16,798	53,268	56,547
Restructuring costs	-	843	-	843
Depreciation	915	994	2,901	2,804
Amortization	929	995	2,831	2,799
Income (loss) from operations	(170)	(965)	122	(6,230)

Equity in losses of equity method investee	-	(224)	-	-
Interest expense, net	(732)	(721)	(2,180)	(2,239)
Loss before income taxes	(902)	(1,910)	(2,058)	(8,469)

Income tax benefit (provision)	1,165	(3,632)	2,020	1,705
Income (loss) from continuing operations	263	(5,542)	(38)	(6,764)

Income (loss) from discontinued operations, net of tax	(128)	489	40	509
Net income (loss)	$135	$(5,053)	$2	$(6,255)

Net income (loss) from continuing operations per share:
Basic and diluted	$0.02	$(0.41)	$(0.00)	$(0.51)

Net income (loss) per share attributable to common shareholders per share:
Basic and diluted	$0.01	$(0.38)	$0.00	$(0.47)

Weighted average common shares
Basic	16,985	13,420	13,504	13,394
Diluted	17,039	13,420	13,504	13,394

Sales Detail by Category:
Training and consulting services	$28,597	$27,767	$87,005	$83,814
Products	1,074	805	2,742	3,161
Leasing	825	920	2,426	2,745
Total	$30,496	$29,492	$92,173	$89,720

Sales Detail by Region/Type:
U.S./Canada direct	$15,351	$14,263	$43,790	$41,240
International direct	5,199	5,878	18,438	20,528
Licensees	2,463	2,131	7,010	6,786
National account practices	4,230	3,717	12,882	9,180
Self-funded marketing	2,114	2,078	5,874	7,983
Other	1,139	1,425	4,179	4,003
Total	$30,496	$29,492	$92,173	$89,720

FRANKLIN COVEY CO.

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands)

			Three Quarters	Three Quarters
	Quarter Ended	Quarter Ended	Ended	Ended
	May 29,	May 30,	May 29,	May 30,
	2010	2009	2010	2009
Reconciliation of net income (loss) to Adjusted EBITDA:	(unaudited)		(unaudited)
Net income (loss)	$135	$(5,053)	$2	$(6,255)
Adjustments:
Loss (income) from discontinued operations, net of tax	128	(489)	(40)	(509)
Interest expense, net	732	721	2,180	2,239
Income tax provision (benefit)	(1,165)	3,632	(2,020)	(1,705)
Losses from an equity method investee	-	224	-	-
Amortization	929	995	2,831	2,799
Depreciation	915	994	2,901	2,804
Reimbursed travel expenses	-	-	686	-
Management stock loan costs	-	-	268	-

Adjusted EBITDA	$1,674	$1,024	$6,808	$(627)